EXHIBIT 2.1


                            STOCK PURCHASE AGREEMENT

                                     BETWEEN

                            SECURITY BIOMETRICS, INC.

                                       AND
                              EMILIAN ELEFTERATOS,
                                IGOR J. SCHMIDT,
                                 ALEXANDER GELF,
                                     ET AL.

                               FOR THE PURCHASE OF

                            SIVAULT ANALYTICS, INC.
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                            Stock Purchase Agreement


     This Stock Purchase Agreement (Agreement) is entered into this 9th day of July 2004, by and between Security Biometrics Inc., a Nevada corporation hereinafter referred to as "Purchaser", and Emilian Elefteratos, Alexander Gelf, U.S citizens, Igor J. Schmidt, U.S. legal permanent resident, et al. appearing herein hereinafter referred to as "Seller".

     WHEREAS, Seller presently owns one hundred percent (100%) of the outstanding shares of common stock of SiVault Analytics, Inc. a Delaware corporation, hereinafter referred to as "Target"; and

     WHEREAS, said shares are the only issued and outstanding capital stock of Target; and

     WHEREAS, Purchaser desires to purchase from Seller and Seller desires to sell to Purchaser all of the shares of Target owned by Seller on the terms and subject to the conditions set forth herein; and

     WHEREAS, contemporaneously with the Closing and as a condition precedent to the closing (as hereinafter defined) Seller will enter into an enforceable non-competition agreement with Purchaser.

     NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants herein contained, the parties hereto agree as follows:

I.  Purchase  of  Shares

     1.1  Purchase  of  Shares.  Subject  to  the terms and conditions set forth
          --------------------
herein, at the Closing (as defined below), Seller will sell all of the shares of Target owned by Seller, said shares constituting one hundred percent (100%) of all of the issued and outstanding capital stock of Target as of the Closing. More specifically, Seller will sell, assign, transfer and deliver, and Purchaser will purchase, free and clear of any and all security interests, liens, pledges, encumbrances and adverse claims, one hundred percent (100%) of the outstanding capital stock of Target. This Agreement is predicated upon Purchaser acquiring one hundred percent (100%) of the outstanding capital stock of Target, and the inability of either Seller to transfer all of its shares of Target, or the inability of Purchaser to acquire all outstanding shares of Target shall, at the option of Purchaser, render its obligation to purchase hereunder null and void.

1.2 Purchase Price. Purchaser shall pay to Seller the sum of Ten Million Dollars ($10,000,000) to the Seller (hereinafter referred to as the "Purchase Price" or the "Amount"). Purchase Price shall be subject to Post-Closing Adjustments.


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1.3     Closing

1.3.1 At the Closing, Seller shall deliver the shares to Purchaser, and Purchaser shall deliver the Amount to Seller, pursuant to the terms of this Agreement and subject to any post-closing adjustments.

1.3.2 In the event that Purchaser's acquisition of the shares pursuant to this Agreement is terminated in accordance with Section 10 of this Agreement, Seller shall deliver the shares to the Seller and Purchaser pursuant to the terms of the Escrow Agreement, within five (5) days of the termination.

     Payment of Purchase Price. The Purchase Price shall be paid to Seller as follows: at Closing the Purchaser shall pay the Seller the sum of Ten Million Dollars ($ 10,000,000) by way of the issuance of 4,000,000 restricted common shares in Security Biometrics Inc.

II.  Representations  and  Warranties  of  the  Seller

     Except for the specific representations and warranties of Seller made by Seller or to the best of Seller's knowledge set forth in this Section 2, Seller represents and warrants that:

     2.1  Organization  and  Corporate  Power

          2.1.1 Target: (a) are corporations duly incorporated and validly existing and in good standing under the laws of their respective jurisdiction;
(b) has all the requisite corporate power and authority and all material licenses, permits and authorizations necessary to own and operate its properties and to carry on its business as now conducted; and the copies of Target's Articles of Incorporation and Bylaws have been furnished to Purchaser's counsel, reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.

          2.1.2 Seller represents and warrants that: (a) Target is a corporation duly incorporated and validly existing and in good standing under the laws of the state of Delaware; (b) Seller has all requisite corporate power and authority and all material licenses, permits, and authorizations necessary to own and operate its properties and to carry on its business as now conducted; and all authorizations necessary by Target to sell its shares as proposed in this Agreement have been obtained.

     2.2 Capital Stock and Related Matters. To the best of Seller's knowledge, no shares owned at any time by Seller have been sold or otherwise transferred to any person or entity. Target do not have other outstanding and have not agreed, orally or in writing, to issue any stock or securities convertible or exchangeable for any shares of its stock, nor do the Target have any outstanding nor has it agreed, orally or in writing, to issue any options or rights to purchase or otherwise acquire its stock. Target is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its stock. All of the outstanding shares of Target capital stock are


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validly issued, fully paid and non-assessable. Seller represent it has, and upon purchase thereof pursuant to the terms of this Agreement, Purchase will have good and marketable title to the shares, free and clear of all security interest, liens encumbrances, or other restrictions or claims, subject only to restrictions as to marketability imposed by securities laws. Assuming that the representations in Section 3.6 are true and correct, neither Seller nor Target have violated or will violate any applicable securities laws in connection with the offer or sale of the shares to Purchaser hereunder.

     2.3 Subsidiaries. Target represents and warrants, and Seller represents and warrants to the best of Seller's knowledge, that Target does not own or hold any rights to acquire any shares of stock or any other security in any interest in any other corporation or entity.

     2.4 Conduct of Business; Liabilities. Except as set forth in Exhibit F, to the best of Seller's knowledge, Target is not in default under, and no condition exists that with notice or lapse of time would constitute a default of Target under (i) any mortgage, loan agreement, evidence of indebtedness, or other instrument evidencing borrowed money to which Target is a party or by which Target or the properties of Target are bound or (ii) any judgment, order, or injunction of any court, arbitrator, or governmental agency that would reasonably be expected to affect materially and adversely the business, financial condition, or results of operations of Target taken as a whole.

     2.5 Financial Statements. Target represents and warrants, and Seller represents and warrants to the best of Seller's knowledge, that Target has delivered to Purchaser prior to the date hereof (a) the balance sheets of Target as of June 30, 2004 and the related statements of operations, reported on without qualification by the Target's management, attached hereto as Exhibit B, C, D.

     2.6 No Undisclosed Liabilities. Except for (i) liabilities and obligations incurred in the ordinary course of business since June 16, 2003, and
(ii) liabilities or obligations described in Exhibit I, neither Target nor any of the property of Target is subject to any material liability or obligation that was required to be included and adequately reserved against in the June 30, 2004 balance sheet or described in the notes thereto and was not so included, reserved against and described.

     2.7 Absence of Certain Changes. Except as contemplated or permitted by this Agreement or as described in Exhibit J, since June 30, 2004 there has not been :

          2.7.1 Any material adverse change in the business, financial condition, operations, or assets of Target; or

          2.7.2 Any damage, destruction or loss, whether covered by insurance or not, materially adversely affecting the properties or business of the corporation; or

          2.7.3 Any sale or transfer by Target of any tangible or intangible asset other than in the ordinary course of business, any mortgage or pledge or


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the creation of any security interest, lien or encumbrance on any such asset, or any lease of property, including equipment, other than tax liens with respect to taxes not yet due and contract rights of customers in inventory; or

          2.7.4 Any material transaction not in the ordinary course of business of Target; or

          2.7.5 The grant of any material increase in the compensation of officers or contractors (including any such increase pursuant to any bonus, pension, profit-sharing, or other plan) other than customary increases on a periodic basis or required by agreement or understanding in the ordinary course of business and in accordance with past practice; or

          2.7.6 The discharge or satisfaction of any material lien or encumbrance or the payment of any material liability other than current liabilities in the ordinary course of business; or

          2.7.7 The making of any material loan, advance, or guaranty to or for the benefit of any person except the creation of accounts receivable in the ordinary course of business; or

          2.7.8 Target represents and warrants, and Seller represents and warrants to the best of Seller's knowledge, that since June 30, 2004 there has not been any declaration or payment of any dividends, payment or distribution of any kind to Sellers in their capacity as shareholders of Target, or purchase or redemption of any shares; or

          2.7.9 Target represents and warrants, and Seller represents and warrants to the best of Seller's knowledge, that since June 30, 2004 there has not been any change in Target's outstanding stock, or in Target's Articles of Incorporation or Bylaws; or

          2.7.10 Any labor problems materially and adversely affecting Target's business, financial condition or properties; or

          2.7.11    Waiver  of  any  rights  of  material  value;  or

          2.7.12 Any other event or condition of any character which may materially and adversely affect Target's business, financial condition or properties; or

          2.7.13    An  agreement  to  do  any  of  the  foregoing.

     2.8 Title and Related Matters. Except as set forth in Exhibit K, Target has good and marketable title to all of its property, real and personal, and other assets reflected in the June 30, 2004, Balance Sheet, free and clear of all security interests, mortgages, liens, pledges, charges, claims or encumbrances of any kind or character, except (i) statutory liens for property taxes not yet delinquent or payable subsequent to the date of this Agreement and statutory or common law liens securing the payment or performance of any


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obligation  of Target, the payment or performance of which is not delinquent, or that is payable without interest or penalty subsequent to the date on which this representation is given, or the validity of which is being contested in good faith by Target; (ii) the rights of customers of Target with respect to inventory under orders or contracts entered into by Target in the ordinary course of business; (iii) claims, easements, liens and other encumbrances of record pursuant to filings under real property recording statutes; and (iv) as described in the Unaudited Financial or the notes thereto.

     2.9 Litigation. Except as set forth in Exhibit L, there are no material actions, suits, proceedings, orders, investigations, or claims pending or, to the best of the knowledge of Target and Seller, assertable or overtly threatened against Target or any property of Target, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality; Target is not the subject to any arbitration proceedings under collective bargaining agreements or otherwise or, to the best of the knowledge of Target or Seller, any governmental investigations or inquiries; and to the best of the knowledge of Target and Seller, there is no basis for any of the foregoing.

     2.10 Taxes, Tax Returns and Reports. With respect to Target, (a) all reports, returns, statements (including, without limitation, estimated reports, returns or statements), and other similar filings required to be filed on or before Closing by Target (the "Tax Returns") with respect to any Taxes (as defined in this Section) have been timely filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns correctly reflect the liability of Target for Taxes for the periods, properties or events covered thereby, (b) all Taxes payable with respect to the Tax Returns, and all Taxes accruable with respect to events occurring prior to June 30, 2004, whether disputed or not, and whether or not shown on any Tax Return, will have been paid in full prior to Closing, or an adequate accrual in accordance with generally accepted accounting principles is provided with respect thereto on the June 30, 2004 Balance Sheet, no deficiency in respect of any Taxes which has been assessed against Target remains unpaid and neither Target nor Seller has knowledge of any un-assessed Tax deficiencies or of any audits or investigations pending or threatened against Target with respect to any Taxes, (d) there is in effect no extension for filing of any Tax Return and Target has not extended or waived the application of any statute of limitations or any jurisdiction regarding the assessment or collection of any Tax, (e) no claim has ever been made by a Tax authority in a jurisdiction in which Target does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, (f) there are no liens for Taxes upon any asset of Target except for liens for current Taxes not yet due,
(g) no issues have been raised in any examination by any Tax authority with respect to Target, by which application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined, (h) Target is not a party to any Tax allocation or sharing agreement or otherwise under any obligation to indemnify any person with respect to any Taxes, (i) Target is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for income tax purposes, (j) there are no accounting method changes or proposed accounting method changes of Target that could give rise to an adjustment under Section 481 of the Internal Revenue Code of 1986, as amended (the "Code"), or any similar rule or regulation under the Tax laws of any foreign jurisdiction, for periods after the Closing, (k) there are no requests for rulings in respect of any Tax pending between Target and any Taxing authority, and (l) Target has timely made all deposits required


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by  law to be made with respect to contractors' withholding and other employment taxes.

     For purposes of this Agreement, "Taxes" means any taxes, duties, assessments, fees, levies or similar governmental charges, together with any interest, penalties and additions to tax, imposed by any taxing authority, wherever located (i.e. whether federal, state, local, municipal or foreign), including, without limitation, all net income, gross income, gross receipts, net receipts, sales, transfer, franchise, privilege, profits, social security, disability, withholding, payroll, unemployment, employment, excise, severance, property, windfall profits, value added, ad valorem, occupation or any other similar governmental charge or imposition. Seller's liability for any and all breaches of this Section (except for a breach which results from a deliberate or intentional act or omission) shall be limited to that which exceeds the aggregate sum of Ten Thousand Dollars ($10,000).

     2.11 Compliance with Laws. To the best of the knowledge of Target and Seller, the Target is, in the conduct of its business, in substantial compliance with all laws, statutes, ordinances, regulations, orders, judgments or decrees applicable to them, the enforcement of which, if Target was not in compliance therewith, would have a materially adverse effect on the business of Target, taken as a whole. Neither Seller nor Target have received any notice of any asserted present or past failure by Target to comply with such laws, statutes, ordinances, regulations, orders, judgments or decrees.

     2.12 No Brokers. There are no claims for brokerage commissions, finders' fees, or similar compensation in connection with the purchase based on any arrangement or agreement binding upon any of the parties hereto.

     2.13 Insurance. No insurance policies have been taken out by any of the Target.

     2.14  Contractors  and  Labor  Relations  Matters:

          2.14.1 Neither Seller nor Target is aware that any executive or key contractor of Target or any group of contractors of Target has any plans to terminate employment with Target;

          2.14.2 To the best of the knowledge of Seller, Target has substantially complied in all material respects with all labor and employment laws, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, Americans With Disabilities Act, and the payment of social security and other taxes;

          2.14.3 There is no unfair labor practice charge, complaint or other action against Target pending or, to the best of the knowledge of Seller, threatened before the National Labor Relations Board or any corresponding body in any foreign jurisdiction, and Target is not subject to any order to bargain by the National Labor Relations Board or any corresponding body in any foreign jurisdiction;


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          2.14.4  No questions concerning representation have been raised or, to the best of the knowledge of Seller, are threatened with respect to contractors of Target;

          2.14.5 No grievance that might have a material adverse effect on Target and no arbitration proceeding arising out of or under any collective bargaining agreement is pending and, to the best of the knowledge of Seller, no basis exists for any such grievance or arbitration proceeding; and

          2.14.6 To the best of the knowledge of Seller, no contractor of Target is subject to any non-competition, nondisclosure, confidentiality, employment, consulting or similar agreements with persons other than Target relating to the present business activities of Target.

     2.15 Disclosure. To the best of the knowledge of Seller, neither this Agreement nor any of the exhibits, schedules, attachments, written statements, documents, certificates, or other items prepared or supplied to Purchaser by or on behalf of Target or Seller with respect to this purchase contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading.

     2.16 Power of Attorney. Except as set forth in Exhibit P, no material power of attorney or similar authorization given by Target is presently in effect.

     2.17 Accounts Receivable. All accounts receivable of Target reflected in the June 30, 2004 Balance Sheet represent bona fide sales actually made in the ordinary course of business. To the best of the knowledge of Seller, all such accounts receivable are collectible in the amounts shown thereon, except for the allowance for doubtful accounts reflected thereon.

     2.18 Agreements and Commitments. There are no agreements, contracts, instruments and commitments (including license agreements) outside the ordinary course of business to which Target is a party that provides for payments by Target in excess of Ten Thousand Dollars ($10,000) per year or whose term is in excess of one year and is not able to be canceled upon thirty (30) or fewer days' notice by Target without any liability, penalty or premium, other than a nominal cancellation fee or charge (Third Party Agreements).

          2.18.1 Target has no collective bargaining or union contracts agreement in effect or being negotiated;

          2.18.2 There is no labor strike, dispute, request for representation, slowdown, or stoppage pending or, to the best of the knowledge of Seller, threatened against Target;

          2.18.3 Target is not in material default under any Third Party Agreement, nor, to the best of the knowledge of Seller, does there exist any event that, with notice or the passage of time or both, would constitute a material default by Target under any Third Party Agreement.


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          2.18.4  Except  for  the  relationship  Target  has  with  persons and entities attached hereto as Exhibit R1 which Seller has fully disclosed to Purchaser, Target has no agreements with affiliated companies, nor is the Target in partnership with or in joint venture with any other person or entity.

          2.18.5 Attached hereto as Exhibit R2 and made a part hereof for all purposes is a true and complete list, as of the date hereof and certified by the President of Target, showing the name of each bank in which Target has an account or relationship. Included with this Exhibit R2 is a list showing the names of all persons authorized to draw on any such accounts.

     2.19 Property and Assets. Exhibit S contains lists of all material tangible property and assets owned or held by Target and used or useful in the conduct of the business of Target. Target owns and has good title to such properties and none of such properties is subject to any security interest, mortgage, pledge, conditional sales agreement or other lien or encumbrance (except for liens for current taxes, assessments, charges or other governmental levies not yet due and payable). To the best of the knowledge of Seller, all such tangible property is in compliance in all-material respects with all applicable statutes, ordinances, rules and regulations. The properties listed in Exhibit S include all material properties necessary to conduct the business and operations of Target as now conducted.

     2.20 Real Property. The Target currently does not own any real property. The Target has entered into a Virtual Office agreement for premises located at 2033 Gateway Place, Suite 500, San Jose CA 95110 for a monthly rent of $225 plus conference room use fees on a monthly basis.


     2.21  Personnel.  Exhibit  U  sets  forth  a  true  and  complete  list of:

          2.21.1 The names, titles and current salaries of all officers of Target;

          2.21.2  The  names  of  all  directors  of  Target;

          2.21.3 The wage rates (or ranges, if applicable) for each class of exempt and nonexempt, salaried and hourly contractors of Target;

          2.21.4 All scheduled or contemplated increases in compensation or bonuses; and

          2.21.5  All  scheduled  or  contemplated  contractor  promotions.

     2.22 Patents, Trademarks, Trade Names, etc. Exhibit V contains an accurate and complete list of all patents, trademarks, trade names, service marks, and copyrights, and all applications therefore, presently owned or held subject to license by Target and, to the best of the knowledge of Seller, the use thereof by Target does not materially infringe on any patents, trademarks, or copyrights or of any other rights of any person. To the best of the knowledge of Seller, Target has not operated and is not operating its business in a manner that infringes the proprietary rights of any other person in any


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patents,  trademarks,  trade  names,  service  marks, copyrights or confidential information.

III.  Representations  and  Warranties  of  Purchaser

     As a material inducement to Seller to enter into this Agreement and sell the shares of Target, Purchaser hereby represents and warrants to Seller as follows:

     3.1 Organization; Power. Purchaser is a corporation duly incorporated and validly existing under the laws of the State of Nevada, and has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

     3.2 Authorization. The execution, delivery, and performance by Purchaser of this Agreement and all other agreements contemplated hereby to which Purchaser is a party have been duly and validly authorized by all necessary corporate action of Purchaser, and this Agreement and each other agreement, when executed and delivered by the parties thereto, will constitute the legal, valid and binding obligation of Purchaser enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency and similar statutes affecting creditors' rights generally and judicial limits on equitable remedies.

     3.3 No Conflict with Other Instruments or Agreements. The execution, delivery and performance by Purchaser of this Agreement and all other agreements contemplated hereby to which Purchaser is a party will not result in a breach or violation of, or constitute a default under, its Articles of Incorporation or Bylaws or any material agreement to which Purchaser is a party or by which Purchaser is bound.

     3.4 Governmental Authorities. (i), Purchaser is not required to submit any notice, report, or other filing with any governmental or regulatory authority in connection with the execution and delivery by Purchaser of this Agreement and the consummation of the purchase and (ii) no consent, approval or authorization of any governmental or regulatory authority is required to be obtained by Purchaser or any affiliate in connection with Purchaser's execution, delivery and performance of this Agreement and the consummation of this purchase.

     3.5 Litigation. There are no actions, suits, proceedings or governmental investigations or inquiries pending or, to the knowledge of Purchaser, threatened against Purchaser or its properties, assets, operations or businesses that might delay, prevent or hinder the consummation of this purchase.

     3.6  Investment  Representations.

          3.6.1 Purchaser is acquiring the shares of Target for its own account for purposes of investment and without expectation, desire or need for resale and not with the view toward distribution, resale, subdivision or fractionalization of the shares.

          3.6.2 During the course of the negotiation of this Agreement, Purchaser has reviewed all information provided to it by Target and has had the opportunity to ask questions of and receive answers from representatives of Target concerning Target, the securities offered and sold hereby, and this purchase and to obtain certain additional information requested by Purchaser. Purchaser has had access to all of the books and records of Target, to audited and unaudited statements, to personnel of Target familiar with its financial and operational issues and to bankers and accountant familiar with Target and its operations.

          3.6.3 Purchaser understands that the shares to be purchased have not been registered under Securities Act of 1933 (1933 Act) or under any state securities law.

          3.6.4 Purchaser understands that the shares cannot be resold in a transaction to which the 1933 Act and state securities laws apply unless (i) subsequently registered under the 1933 Act and applicable state securities laws or (ii) exemptions from such registrations are available. Purchaser is aware of the provisions of Rule 144 promulgated under the 1933 Act, which permit limited resale of shares purchased in a private transaction subject to the satisfaction of certain conditions.

          3.6.5 Purchaser understands that no public market now exists for the shares and that it is uncertain that a public market will ever exist for the shares.

     3.7 Brokerage. There are no claims for brokerage commissions, finders' fees, or similar compensation in connection with this purchase based on any arrangement or agreement entered into by Purchaser and binding upon any of the parties hereto.

IV.  Conduct  of  Target's  Business  Pending  the  Closing

     From the date hereof until the Closing, and except as otherwise consented to or approved by Purchaser in writing, Seller covenants and agrees with Purchaser as follows and covenants and agrees with Purchaser that Target will not take any action (or cause any action to be taken) which will create a conflict with any of the following:

     4.1 Regular Course of Business. Target will operate its business in accordance with the reasonable judgment of its management, diligently and in good faith, consistent with past management practices, and Target will continue to use its reasonable efforts to keep available the services of present officers and contractors (other than planned retirements) and to preserve its present relationships with persons having business dealings with it.

     4.2 Distributions. Target will not declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock.

     4.3 Capital Changes. Target will not issue any shares of its stock, or issue or sell any securities convertible into or exchangeable for its stock, or options, warrants to purchase, or rights to subscribe to any shares of its stock, or subdivide or in any way reclassify any shares of its capital stock, or repurchase, reacquire, cancel or redeem any such shares, except as may be required by the terms of this Agreement.

     4.4 Assets. The assets, property and rights now owned by Target will be used, preserved and maintained, as far as practicable, in the ordinary course of business, to the same extent and in the same condition as said assets, property and rights are on the date of this Agreement, ordinary wear and tear excepted, and no unusual or novel methods of manufacture, purchase, sale, management or operation of said properties or business or accumulation or valuation of inventory will be made or instituted.

     4.5 Insurance. Target will keep or cause to be kept in effect and undiminished the insurance now in effect on its various properties and assets.

     4.6 Contractors. Target will not grant to any contractor any promotion, any increase in compensation or any bonus or other award other than promotions, increases or awards that are regularly scheduled in the ordinary course of business or contemplated on the date of this Agreement.

     4.7 No Violations. Target will comply in all material respects with all statutes, laws, ordinances, rules and regulations applicable to it in the ordinary course of business.

     4.8 Public Announcements. No press release or other announcement to the contractors, customers or suppliers of Target related to this Agreement or this purchase will be issued without the joint approval of the parties, unless required by law, in which case Purchaser and Seller will consult with each other regarding the announcement.

V.  Covenants  of  Target  and  Seller

     Target  and  Seller  covenant  and  agree  with  Purchaser  as  follows:

     5.1 Satisfaction of Conditions. Target will use reasonable efforts to obtain as promptly as practicable the satisfaction of the conditions to Closing set forth in Section 7 and any necessary consents or waivers under or amendments to agreements by which Target is bound.

     5.2 Supplements to Exhibits. From time to time prior to Closing, Seller and Target will promptly supplement or amend the Exhibits with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in any Exhibit and will promptly notify Purchaser of any breach by either of them that either of them discovers of any representation, warranty or covenant contained in this Agreement. No supplement or amendment of any Exhibit made pursuant to this section will be deemed to cure any breach of any representation or warranty made in this Agreement unless Purchaser specifically agrees thereto in writing; provided, however, that if this purchase is closed, Purchaser will be deemed to have waived its rights with respect to any breach of a representation, warranty, or covenant or any supplement to any Exhibit of which it shall have been notified pursuant to this Section.

     5.3 No Solicitation. Until the Closing or termination pursuant to Section 10 of this Agreement, Seller shall not, directly or indirectly, encourage, solicit, initiate or enter into any discussions or negotiations concerning any disposition of any of the capital stock or all or substantially all of the assets of Target (other than pursuant to this Agreement), or any proposal therefor, or furnish or cause to be furnished any information concerning Target to any party in connection with any transaction involving the acquisition of the capital stock or assets of Target by any person other than Purchaser. Seller or Target will promptly inform Purchaser of any inquiry (including the terms thereof and the person making such inquiry) received by any responsible officer or director of Target or Seller after the date hereof and believed by such person to be a bona fide, serious inquiry relating to any such proposal.

     5.4 Action After the Closing. Upon the reasonable request of any party hereto after Closing, any other party will take all action and will execute all documents and instruments necessary or desirable to consummate and give effect to this purchase. These include, by way of illustration and not by way of limitation, the following:

          5.4.1 Various conditions relating to filing, payment and collecting of refunds relating to taxes;

          5.4.2  Resignations  of  each of the officers and directors of Target;

          5.4.3 Provisions relating to the delivery of corporate books and records;

          5.4.4 Provisions relating to treatment of confidential, proprietary information obtained in the acquisition process; and

          5.4.5 Non-interference by Seller regarding the post-closing relationships between Purchaser and its vendors, suppliers, customers and contractors.

VI.  Covenants  of  Purchaser

     6.1  Consummation  of  Agreement.  Purchaser agrees to use its best efforts
          ---------------------------
to cause the consummation of the transactions contemplated by this Agreement in accordance with their terms and conditions.

     6.2  Retention of Records.  Purchaser shall retain all books and records of
          --------------------
Target which Purchaser receives from Target for a period of seven (7) years from the date of generation thereof or for a period of seven (7) years after Closing, whichever occurs earlier. After the Closing, Seller and its representatives shall have reasonable access to all such books and records during normal business hours for the following purposes: (i) tax or other regulatory purposes; or (ii) for the purpose of identifying and photocopying documents related to litigation or administrative matters to which Seller must respond, either formally or informally.

VII.  Conditions  Precedent  to  the  Obligations  of  Purchaser

     Each and every obligation of Purchaser under this Agreement is subject to the satisfaction, at or before the Closing, of each of the following conditions:

     7.1  Representations  and  Warranties;  Performance.
          ----------------------------------------------

          7.1.1 Each of the Representations and warranties made by Seller will be true and correct in all material respects as of the Closing with the same effect as though made at that time except for changes contemplated, permitted or required by this Agreement; Seller and Target will have performed and complied with all agreements, covenants, and conditions required by this Agreement to be performed and complied with by them prior to Closing; and Purchaser will have received, at the Closing, a certificate of Target and Seller, signed by the President of Target and of Seller, stating that each of the representations and warranties made by Target herein is true and correct in all material respects as of the Closing, except for changes contemplated, permitted or required by this Agreement, and that Seller and Target have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by them prior to the Closing.

          7.1.2 On or before delivery of the Escrow Amount to the Escrow Agent, Seller will take all necessary steps and proceedings to enable them to effectuate at the Closing a valid, indefeasible sale and transfer of the shares to Purchaser. Among other things, Seller will have obtained all consents, releases and permissions which may be necessary for the sale of the shares to Purchaser.

     7.2  Litigation.  No  material action, suit or proceeding before any court,
          ----------
governmental or regulatory authority will have been threatened or commenced and be continuing, and no investigation by any governmental or regulatory authority will have been commenced and be continuing, and no action, investigation, suit or proceeding will be threatened at the time of Closing against Seller, Target or Purchaser or any of their affiliates, associates, officers or directors, seeking to restrain, prevent or change this purchase, questioning the validity or legality of this purchase, or seeking damages in connection with this purchase.

     7.3  Material  Change.  From  the  date  of  this Agreement to the Closing,
          ----------------
Target shall not have suffered any material adverse change (whether or not such change is referred to or described in any supplement to any Exhibit or Schedule to this Agreement) in its business prospects, financial condition, working capital, assets, liabilities (absolute, accrued, contingent, or otherwise) or operations.

     7.4  Corporate  Action.  Seller  will  have  furnished  to  Purchaser:
          -----------------

          7.4.1 The Articles of Incorporation and all amendments thereto and restatements thereof of Target certified by the official having custody over corporate records in the jurisdiction of incorporation of the corporation in question;

          7.4.2 The current Bylaws and minutes of all meetings and consents of shareholders and directors of Target;

          7.4.3 Each certificate of qualification to do business as a foreign corporation of Target;

          7.4.4  All  known  existing  stock  transaction records of Target; and

          7.4.5 A certificate of the Secretary or Assistant Secretary of Target, attached hereto as Exhibit X, as to the accuracy, currency and completeness of
                     ----------
each of the above documents, the incumbency and signatures of officers of Target, the absence of any amendment to the Articles of Incorporation of Target, and the absence of any proceeding for dissolution or liquidation of Target.

VIII.  Conditions  Precedent  to  the  Obligations  of  Seller

     Each and every obligation of Seller under this Agreement is subject to the satisfaction, at or before Closing, of each of the following conditions:

     8.1  Representations  and  Warranties;  Performance.  Each  of  the
          ----------------------------------------------
Representations and warranties made by Purchaser will be true and correct in all material respects as of the Closing with the same effect as though made at that time except for changes contemplated, permitted or required by this Agreement; Purchaser will have performed and complied with all agreements, covenants, and conditions required by this Agreement to be performed and complied with by them prior to Closing; and Seller will have received, at the Closing, a certificate of Purchaser, signed by the President of Purchaser, stating that each of the representations and warranties made by Purchaser herein is true and correct in all material respects as of the Closing, except for changes contemplated, permitted or required by this Agreement, and that Purchaser has performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by them prior to the Closing.

     8.2  Litigation.  No  material  action, suit or proceeding before any court
          ----------
(other than suits seeking monetary damages only and in the aggregate sum of less than $10,000), governmental or regulatory authority will have been threatened or commenced and be continuing, and no investigation by any governmental or regulatory authority will have been commenced and be continuing, and no action, investigation, suit or proceeding will be threatened at the time of Closing against Seller, Target or Purchaser or any of their affiliates, associates, officers or directors, seeking to restrain, prevent or change this purchase, questioning the validity or legality of this purchase, or seeking damages in connection with this purchase.

     8.3  Corporate  Action.  Purchaser  will  have  furnished to Seller a copy,
          -----------------
certified by the Secretary or Assistant Secretary of Purchaser, attached hereto as Exhibit Y, of the resolutions of Purchaser authorizing the execution, delivery and performance of this Agreement, together with a certificate of the Secretary or Assistant Secretary of Purchaser, attached hereto as Exhibit Y1, as to the accuracy, currency and completeness of such resolutions, the incumbency and signatures of officers of Purchaser, and the absence of any proceeding for dissolution or liquidation of Purchaser.

IX.  Closing

     9.1 Time, Place and Manner of Closing. Unless this Agreement has been terminated and this purchase has been abandoned pursuant to the provisions of
Section 10, the Closing will be held on Friday, July 9, 2004, at the offices of Purchaser, whose address is 500 Fifth Avenue, Suite 1650, New York NY 10110, or such other place as the parties may agree on July 9, 2004 or as soon as practicable after the satisfaction of the various conditions precedent to the Closing set forth herein, but in no event later than July 12, 2004. At the Closing, the parties to this Agreement will exchange certificates, notes, guaranties, and other instruments and documents in order to determine whether the terms and conditions of this Agreement have been satisfied. Upon the determination of each party that its conditions to consummate this purchase have been satisfied or waived, Seller shall deliver to Purchaser the certificate(s) evidencing the shares, duly endorsed for transfer or with Stock Powers attached, and Purchaser shall deliver to Seller the consideration set forth in Section 1.2, in a manner to be agreed upon by the parties. After the Closing, Seller, at Purchaser's cost, will execute, deliver, and acknowledge all such further instruments of transfer and conveyance and will perform all such other acts as Purchaser may reasonably request to effectively transfer the shares.

     9.2  Consummation  of  Closing.  All  acts,  deliveries  and  confirmations
          -------------------------
comprising the Closing regardless of chronological sequence shall be deemed to occur contemporaneously and simultaneously upon the occurrence of the last act, delivery or confirmation of the Closing and none of such acts, deliveries or confirmations shall be effective unless and until the last of the same shall have occurred. The time of the Closing has been scheduled to correspond with the close of business at the principal office of Target and, regardless of when the last act, delivery or confirmation of the Closing shall take place, the transfer of the shares shall be deemed to occur as of the close of business at the principal office of Target on the date of Closing.

     9.3  Transfer  of  Assets  at Closing.  At Closing, Seller shall cause full
          --------------------------------
possession and control of all outstanding stock and of all of the assets and properties of every kind and nature, tangible and intangible, of Target and of all other things and matters pertaining to the operation of the business of Target to be transferred and delivered to Purchaser; provided, however, that Seller shall retain, without limitation, any and all correspondence, communications, drafts of documents, billing memoranda, statements and other documents or materials of any kind whatsoever between Seller, Target, and their legal counsel related in any way whatsoever, either directly or indirectly, to the transactions contemplated by this Agreement.

X.  Termination

     10.1  Termination  for Cause.  If, pursuant to the provisions of Sections 7
           ----------------------
or 8 of this Agreement, Seller or Purchaser is not obligated at the Closing to consummate this Agreement, then the party who is not so obligated may terminate this Agreement.

     10.2  Termination  Without  Cause.  Anything  herein  or  elsewhere  to the
           ---------------------------
contrary notwithstanding, this Agreement may be terminated and abandoned at any time without further obligation or liability on the part of any party in favor of any other by mutual consent of Purchaser and Seller.

     10.3  Termination  Procedure.  Any party having the right to terminate this
           ----------------------
Agreement due to a failure of a condition precedent contained in Sections 7 and 8 hereto may terminate this Agreement prior to Closing by delivering to the other party written notice of termination, and thereupon, this Agreement will be terminated without obligation or liability of any party, except as set forth in the Escrow Agreement.

XI.  Indemnification

     11.1  Seller's  Indemnity.  Subject  to  the  terms of this Section, Seller
           -------------------
hereby agrees to indemnify, defend and hold harmless Purchaser and its officers, directors, agents, attorneys, accountants and affiliates from and against any and all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, reasonable attorneys' fees and expenses (Damages) asserted against or incurred by Purchaser by reason of or resulting from a breach by Seller or Target of any representation, warranty or covenant contained herein, or in any agreement executed pursuant thereto.

     11.2  Limitations  on  Seller's  Indemnification  Obligations.
           -------------------------------------------------------

          11.2.1 Purchaser and its successors and permitted assigns shall not be entitled to indemnification under this Section unless a claim has been asserted by written notice delivered to Seller on or prior to the twenty four
(24) month anniversary of the Closing, specifying the details of such alleged breach.

          11.2.2 Seller shall have no indemnification obligation under this Section unless and until the aggregate amount recoverable against Seller exceeds $5,000, in which event Seller shall be responsible for all amounts recoverable in excess of said $5,000 aggregate amount up to the individual limits provided for in Section 11.2.3 below.

     11.3  Purchaser's  Indemnity.  Subject  to  the  terms  of  this  Section,
           ----------------------
Purchaser hereby agrees to indemnify, defend and hold harmless Seller and its officers, directors, agents, attorneys, accountants and affiliates from and against any and all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, reasonable attorneys' fees and expenses (Damages) asserted against or incurred by Seller by reason of or resulting from a breach by Purchaser of any representation, warranty or covenant contained herein, or in any agreement executed pursuant thereto.

     11.4  Conditions  of  Indemnification.  The  respective  obligations  and
           -------------------------------
liabilities of Seller, Target and Purchaser (Indemnifying Party) to the other (Party to be Indemnified) under Sections 11.1, 11.2 and 11.3 hereof, with respect to claims resulting from the assertion of liability by third parties, shall be subject to the following terms and conditions:

          11.4.1 Within Sixty (60) days (or such earlier time as might be required to avoid prejudicing the Indemnifying Party's position) after receipt of notice of commencement of any legal action evidenced by service of process or other legal pleading, the Party To Be Indemnified shall give the Indemnifying Party written notice thereof together with a copy of such claim, process or other legal pleading, and the Indemnifying Party shall have the right to undertake the defense thereof by representatives of its own choosing and at its own expense; provided, however, that the Party To Be Indemnified may participate in the defense with counsel of its own choice and at its own expense. For all other claims or demands not the subject of court or regulatory authority or process, the Party To Be Indemnified shall give the Indemnifying Party written notice thereof together with a copy of any claim or demand within (10) days after receipt of the claim or demand. The Indemnifying Party shall then have the right to respond and undertake the defense thereof by representatives of its own choosing and at its own expense; provided, however, that the Party To Be Indemnified may participate in the response and the defense of the claim or demand with counsel of its own choice and at its own expense.

          11.4.2 In the event that the Indemnifying Party, by the Seventh (7th) day after receipt of notice of any legal action (or, if an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such legal action, the Party To Be Indemnified will (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such legal action on behalf of and for the account to the right of the Indemnifying Party to assume the defense of such claims at any time prior to settlement, compromise or final determination thereof. For all other claims not the subject of court or regulatory authority or process, if the Indemnifying Party, by the Tenth (10th) day after receipt of notice of the claim or demand does not elect to defend against such claim or demand, or within Ten (10) days and not prejudiced by lack of notice of entry of default judgment, the Party To Be Indemnified will (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such legal action on behalf of and for the account to the right of the Indemnifying Party to assume the defense of such claims at any time prior to settlement, compromise or final determination thereof.

          11.4.3 Anything in this Section to the contrary notwithstanding, the Indemnifying Party shall not settle any claim without the consent of the Party To Be Indemnified unless such settlement involves only the payment of money and the claimant provides to the Party To Be Indemnified a release, in a form acceptable to the Party To Be Indemnified, from all liability in respect of such claim. If the settlement of the claim involves more than the payment of money, the Indemnifying Party shall not settle the claim without the prior consent of the Party To Be Indemnified, which consent shall not be unreasonably withheld.

          11.4.4 The Party To Be Indemnified and the Indemnifying Party will each cooperate with all reasonable requests of the other.

          11.4.5 Anything in this Section to the contrary notwithstanding, the failure of the Party To Be Indemnified to give notice as required shall not void the right if indemnity unless the failure to notify materially prejudices the Indemnifying Party. For the purposes of this Section, the entry of a default judgment constitutes material prejudice.

     11.5  Remedies  Not  Exclusive.  The  remedies provided for in this Section
           ------------------------
shall not be exclusive of any other rights or remedies available by one party against the other, either at law or in equity.

XII.  Miscellaneous  Provisions

     12.1  Amendment  and  Modification.  Subject  to  applicable  law,  this
           ----------------------------
Agreement may be amended, modified or supplemented only by a written agreement signed by Purchaser and Seller.

     12.2  Waiver  of  Compliance;  Consents.
           ---------------------------------

          12.2.1 Any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the performance of such obligation, covenant or agreement or who has the benefit of such condition, but such waiver or failure to insist upon strict compliance with such obligation, covenant, or agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

          12.2.2 Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent will be given in a manner consistent with the requirements for a waiver of compliance as set forth above.

     12.3  Notices.  All  Notices,  requests,  demands  and other communications
           -------
required or permitted hereunder will be in writing and will be deemed to have been duly given when delivered by (i) hand; (ii) reliable overnight delivery service; or (iii) facsimile transmission.

          If  to  Purchaser,  to:          Security  Biometrics,  Inc.
                                           Suite  1650-500  Fifth  Avenue
                                           New  York,  NY  10110
                                           FAX  212-931-5760

          If  to  Target,  to:             SiVault  Analytics,  Inc.
                                           2033  Gateway  Place,  Suite  500,
                                           San  Jose,  CA  95110
                                           FAX:  707-924-0147

          If  to  Seller,  to:             Emilian  Elefteratos,
                                           Igor  J  Schmidt,  or
                                           Alexander  Gelf
                                           2033  Gatewayt  Place,  Suite  500,
                                           San  Jose,  CA  95110
                                           FAX  707-924-0147

     12.4  Titles  and  Captions.  All  section  titles or captions contained in
           ---------------------
this Agreement are for convenience only and shall not be deemed part of the context nor effect the interpretation of this Agreement.

     12.5  Entire  Agreement.  This  Agreement contains the entire understanding
           -----------------
between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

     12.6  Agreement  Binding.  This  Agreement shall be binding upon the heirs,
           ------------------
executors,  administrators,  successors  and  assigns  of  the  parties  hereto.

     12.7  Attorneys'  Fees.  In  the  event  an  arbitration, suit or action is
           ----------------
brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial court, and/or appellate court.

     12.8  Computation  of  Time.  In  computing  any period of time pursuant to
           ---------------------
this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday or a legal holiday, in which event the period shall begin to run on the next day that is not a Saturday, Sunday or legal holiday.

     12.9  Pronouns  and Plurals.  All pronouns and any variations thereof shall
           ---------------------
be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

     12.10  Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE
            -------------
PARTIES HERETO SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA. THE PARTIES AGREE THAT ANY LITIGATION RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT MUST BE BROUGHT BEFORE AND DETERMINED BY A COURT OF COMPETENT JURISDICTION WITHIN THE STATE OF NEVADA.

     12.11  Arbitration.  If  at  any time during the term of this Agreement any
            -----------
dispute, difference, or disagreement shall arise upon or in respect of this Agreement, and the meaning and construction hereof, every such dispute, difference, and disagreement shall be referred to a single arbiter agreed upon by the parties, or if no single arbiter can be agreed upon, an arbiter or arbiters shall be selected in accordance with the rules of the American Arbitration Association and such dispute, difference or disagreement shall be settled by arbitration in accordance with the then prevailing commercial rules of the American Arbitration Association, and judgment upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof.

     12.12  Presumption.  This  Agreement  or  any  Section thereof shall not be
            -----------
construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

     12.13  Further  Action.  The  parties  hereto shall execute and deliver all
            ---------------
documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of the Agreement.

     12.14  Parties in Interest.  Nothing herein shall be construed to be to the
            -------------------
benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

     12.15  Savings  Clause.  If  any  provision  of  this  Agreement,  or  the
            ---------------
application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected hereby.

     12.16  Confidentiality.  The  parties  shall  keep  this  Agreement and its
            ---------------
terms confidential, but any party may make such disclosures as it reasonably considers are required by law or necessary to obtain financing. In the event that the transactions contemplated by this Agreement are not consummated for any reason whatsoever, the parties hereto agree not to disclose or use any confidential information they may have concerning the affairs of other parties, except for information which is required by law to be disclosed. Confidential information includes, but is not limited to, financial records, surveys, reports, plans, proposals, financial information, information relating to personnel contracts, stock ownership, liabilities and litigation.

     12.17  Costs,  Expenses  and  Legal  Fees.  Whether or not the transactions
            ----------------------------------
contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees), except as set forth in the Escrow Agreement.

     12.18  Severability.  If  any  provision  of  this  Agreement is held to be
            ------------
illegal, invalid or unenforceable under present or future laws effecting during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid and unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in nature in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     12.19  Counterparts  and  Facsimile  Signatures.  This  Agreement  may  be
            ----------------------------------------
executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For purposes of this Agreement, facsimile signatures shall be treated as originals until such time that applicable pages bearing non-facsimile signatures are obtained from the relevant party or parties.

     12.20  Continuing  Nature.  All representations and warranties contained in
            ------------------
this Agreement shall survive the Closing for a period of two (2) years and, if applicable, all covenants, which, according to their terms are to be performed after the execution of this Agreement, shall survive the Closing for a period of two (2) years. Said two year survival period shall not apply to any breach by

Seller of the representations and warranties in Section 2.2 hereof; instead, any such breach by Seller shall be limited to applicable periods provided by law.


     IN WITNESS WHEREOF, the parties hereto have set their hands this 9th day of July 2004.


SECURITY  BIOMENTRICS,  INC.
A  Nevada  Corporation  (Purchaser)



by:                                              by:
     ----------------------------------             ---------------------------

Emilian  Elefteratos,
Igor  J.  Schmidt,
Alexander  Gelf
et  al.
(Seller)



by:
     ----------------------------------          ---------------------------
by:
     ----------------------------------          ---------------------------
by:
     ----------------------------------          ---------------------------
by:
     ----------------------------------          ---------------------------
by:
     ----------------------------------          ---------------------------

Exhibits
--------

Exhibit  "A"     Excerpt from the minutes of meeting of the directors of SiVault
                 Analytics  Inc.
Exhibits  "B", "C" and "D"     Financial  Statements
Exhibit  "D1"    Shareholder  List  and  Stock  Powers
Exhibit  "E"     Employment  Agreement
Exhibit  "F"     Default
Exhibit  "G      Audited  Financial  Statements
Exhibit  "H"     Unaudited  Financial  Statements
Exhibit  "I"     Material  Liabilities  or  Obligations
Exhibit  "J"     Absence  of  Certain  Changes
Exhibit  "K"     Title  and  Related  Matters
Exhibit  "L"     Litigation.
Exhibit  "M"     Certificate  of  Good  Standing
Exhibit  "N"     Insurance
Exhibit  "O"     Termination  of  Key  Personnel
Exhibit  "P"     Power  of  Attorney
Exhibit  "Q"     Accounts  Receivable.
Exhibit  "R1"    List  of  Relationships
Exhibit  "R2"    Bank  Accounts
Exhibit  "S"     Property  and  Assets
Exhibit  "S1"    Property  and  Assets  -  Seller  Representations
Exhibit  "T"     Real  Property
Exhibit  "U"     Personnel
Exhibit  "V"     Patents,  Trademarks,  Trade  Names
Exhibit  "V1"    Infringement
Exhibit  "W"     Submission  of  Notices
Exhibit  "X"     Target  Certificate  of  Accuracy
Exhibit  "Y"     Corporate  Action
Exhibit  "Y1"    Purchaser's  Certificate  of  Accuracy